Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

AS AMENDED AND RESTATED JANUARY 1, 2008

THIS AMENDED AND RESTATED AGREEMENT by and between Parkway Properties, Inc., a Maryland corporation (the "Company"), with offices at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and ______________ (the "Executive"), an individual residing at ____________________, dated as of ____________ (the "Agreement").

WHEREAS, the Company entered into a Change in Control Agreement with the Executive as of _______________, (the "Original Agreement") based on the following premises:

A.        The Company recognized that it is difficult to attract and retain highly qualified executives unless a certain degree of security can be offered against organizational and personnel changes that frequently follow changes in control of corporations; and

B.        Even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

C.        The Company desired to assure fair treatment of its executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and

D.        The Company recognized that its executives will be involved in evaluating or negotiating any offers, proposals or other transactions that could result in a Change in Control of the Company and believed that it was in the best interest of the Company and its stockholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making these evaluations and carrying on such negotiations; and

E.         The Board of Directors (the "Board") of the Company believed it was essential to provide the Executive with compensation arrangements upon a Change in Control that provide the Executive with individual financial security and are competitive with those of other corporations, and, to accomplish these objectives, the Board caused the Company to enter into the Original Agreement.

WHEREAS, the Board reaffirms the premises stated above and desires to amend and restate the Original Agreement to incorporate certain changes into its terms and to conform it to the requirements of section 409A of the Internal Revenue Code of 1986, as amended, for the deferral of the taxation of deferred compensation, and, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

 NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1.                  Operation and Term of Agreement.  This Agreement is an amendment and restatement of the Original Agreement, which shall no longer have any effect.  This Agreement shall be effective immediately upon its execution.  This Agreement may be terminated by the Company upon 24 months' advance written notice to the Executive; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired.  Prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company.

2.                  Certain Definitions.  For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)                "Cause" shall mean (i) the continued failure by the Executive to perform material responsibilities and duties toward the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that Cause shall not include the Executive's lack of professional qualifications.  For purposes of this Agreement, an act, or failure to act, on the Executive's part shall be considered "willful" or "reckless" only if done, or omitted, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.  The Executive's employment shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (v) reasonable notice setting forth the reasons for the Company's intention to terminate the Executive's employment for Cause, (vi) a reasonable opportunity, at any time during the 30-day period after the Executive's receipt of such notice, for the Executive, together with the Executive's counsel, to be heard before the Board, and (vii) a Notice of Termination (as defined in Section 10(b) below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii), or (iv) of the first sentence of this 2(a).

(b)               "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any person (as such term is used in section 13(d) and 14(d) of the Exchange Act) ("Person") is or becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, the following persons (the "Continuing Directors") cease for any reason to constitute a majority of the Board:  individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Company's security holders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or (iii) the security holders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation that is approved by a Board having a majority of its members persons who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; (iv) the security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (v) the security holders of the Company approve an agreement (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such an agreement) that involves (A) the transfer to a Person or Persons other than a related Person of at least 50 percent of the total gross book value of the Company's real estate assets as measured under GAAP immediately before the transfer or (B) the transfer of assets of the Company to a Person or Persons other than a related Person, which transfer, when aggregated with all other such transfers completed during the 12 month period ending on the date of the security holders' most recent approval or the most recent closing, as applicable, involves 50 percent of the total gross book value of the Company's real estate assets as measured under GAAP immediately before the first in such series of transfers, provided however, for the purposes of (A) and (B), that the consideration received in relation to such transfer is not reinvested into similar real estate assets or real estate investments within the Company.  For the purposes of this Section 0, a Person is a related Person if the Person is the Parent or a Subsidiary of the Company or an employee benefit plan of the Company or of the Parent or a Subsidiary of the Company.

(c)                "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)               "Disability," for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which the Executive participates, or, if there is no such plan or it does not define such term, then it shall mean the physical or mental incapacity of the Executive that prevents the Executive from substantially performing the duties of the office or position to which the Executive was elected or appointed by the Board for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive's 65th birthday.

(e)                The "Change in Control Date" shall be any date during the term of this Agreement on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if (i) the Executive's employment or status as an elected officer with the Company is terminated by the Company within six months before the date on which a Change in Control occurs; (ii) the Change in Control is a transaction or event that qualifies as a "change in control event" as defined in the regulations under section 409A of the Code; and (iii) it is reasonably demonstrated that such termination (A) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (B) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately before the date of such termination.

(f)                "Good Reason" means:

(i)                 the assignment to the Executive within the Protection Period of any duties materially inconsistent with the Executive's position (including status, offices, titles, and reporting requirements, authority, duties or responsibilities), or any other action that results in a material diminution in such position, authority, duties, or responsibilities;

(ii)               a material reduction by the Company in the Executive's base salary in effect immediately before the beginning of the Protection Period or as increased from time to time after the beginning of the Protection Period;

(iii)             a material reduction by the Company in the Executive's annual bonus opportunity or in the target level for such bonus or in the level of the Executive's long term equity incentive, as compared to such opportunity or level in effect immediately before the beginning of the Protection Period;

(iv)             a failure by the Company to maintain health benefit plans available to the Executive and the Executive's family that provide benefits at least as beneficial as those provided under the plans in which the Executive participated immediately before the beginning of the Protection Period, or any action taken by the Company that would adversely affect the Executive's participation in such plans, which failure or action reduces the value to the Executive of such health benefit plans to the extent that the reduction in value, if measured as a portion of the Executive's base salary, would be material, provided the Company does not increase the Executive's base salary to make up for such reduction in value to the Executive;

(v)               a material diminution during the Protection Period in any budget over which the Executive retains authority;

(vi)             the Company's requiring the Executive, without the Executive's written consent, to be based at any office or location materially distant from the Executive's office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of the Executive's responsibilities;

(vii)           any purported termination by the Company of the Executive's employment for Cause otherwise than as referred to in Section 0 of this Agreement; or

(viii)         any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated by Section 10(b) of this Agreement, provided, however, that Good Reason shall not exist unless the Executive gives notice to the Company of the existence of a condition described in paragraph (i), (ii), (iii), (iv), (v), (vii), or (viii) within 90 days of the initial existence of the condition, and the Company does not remedy the condition within 30 days of receipt of notice from the Executive.  The intent of the use of the terms "materially" and "material" to qualify the conditions described in clauses (i) through (vi) above is to assure that a termination for Good Reason shall be considered for purposes of the regulations under section 409A of the Code as an involuntary separation from service;  the terms materially and material shall be construed accordingly, and without requiring any greater negative change to the aspect of the Executive's employment described in the relevant clause above than would be required to fulfill the intent of the use of the terms materially and material as described in this sentence.

(ix)             "Parent" means any entity that directly or indirectly through one or more other entities owns or controls more than 50 percent of the voting stock or common stock of the Company.

(x)               "Protection Period" means the period beginning on the Change in Control Date and ending on the last day of the 20th calendar month following the Change in Control Date.

(xi)             "Subsidiary" means a company 50 percent or more of the voting securities of which are owned, directly or indirectly, by the Company.

3.                  Payment of Target Bonus and Vesting of Equity Awards on Change in Control.

(a)                Within 10 days after a Change in Control that occurs during the term of this Agreement the Company shall pay to the Executive the product of (i) the Executive's Board approved target bonus for the fiscal year of the Company in which the Change in Control occurs, multiplied by (ii) the fraction of the fiscal year elapsed by the date of the Change in Control.  Such payment shall offset any obligation of the Company to pay a bonus for the fiscal year of the Company in which the Change in Control occurs.

(b)               Upon a Change in Control during the term of this Agreement:

(i)                 All outstanding options issued to the Executive by the Company to purchase shares of the Company's common stock ("Common Shares") shall become immediately exercisable.

(ii)               All stock appreciation rights issued to the Executive by the Company with respect to Common Shares shall become immediately exercisable.

(iii)             All restrictions applicable with respect to restricted Common Shares issued by the Company to the Executive shall lapse, any restricted period with respect to such restricted Common Shares shall expire, and any condition to which such restricted Common Shares are subject shall be deemed to have been satisfied, so that the Executive shall be entitled to unrestricted ownership of such Common Shares, subject to the Company's tax withholding obligations.

(iv)             To the extent any right held by the Executive to receive Common Shares from the Company in the future is subject to restrictions or conditions, all such restrictions shall lapse and such conditions shall be deemed to be satisfied.

4.                  Benefits Upon Termination Within a Protection Period.  If, during a Protection Period, the Executive's employment is terminated by the Company other than for Cause or Disability or other than as a result of the Executive's death or if the Executive terminates employment for Good Reason, the Company shall pay to the Executive the following amounts:

(a)                The Executive's full base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of termination at the rate in effect at the time of the termination, in a lump sum in cash within 10 days after the date of termination; and

(b)               A severance payment in an amount equal to ___________ times the Executive's "Annual Compensation."  For purposes of this Agreement, "Annual Compensation" shall be an amount equal to the sum of (i) the Executive's annual base salary from the Company at the rate in effect on the date of termination, plus (ii) the Executive's "Average Bonus."  For purposes of this Agreement, the Executive's Average Bonus shall be the average of the amount of annual bonus accrued by the Company for the Executive in the three fiscal years of the Company ending before the date of termination, provided that: (A) any such year in which the Executive was not employed by the Company shall be excluded from the averaging period; (B) the bonus for any such year that reflects a partial year of employment shall be annualized; and (C) if the Executive did not participate in the annual bonus program before the year of termination of employment because the Executive was not employed by the Company during (or for the full) fiscal year preceding the year of termination, then the Executive's Average Bonus shall be the Executive's target bonus for the year of termination.  Of this severance payment, there shall be paid in a lump sum in cash within 10 days after the date of termination an amount equal to the applicable dollar amount under section 402(g)(1)(B) of the Code for the year of termination plus one half of the full severance payment; the balance of the severance payment shall be paid in a lump sum in cash on the first day of the seventh month beginning after the month in which the date of termination occurs; provided, however, that if the conditions of Section 0(i), (ii), and (iii) exist (termination within six months before a Change in Control), then the entire severance payment shall be paid in a lump sum in cash on the first day of the seventh month beginning after the month in which the Change in Control occurs.

5.                  Executive's Right to Leave Employment.  At any time during the six month period following a Change in Control Date, the Executive shall have the right to terminate the Executive's employment with the Company at the Executive's sole discretion (the "Executive Termination Right").  In the event the Executive exercises the Executive Termination Right, the Company shall pay to the Executive:

(a)                in a lump sum in cash within 10 days after the date of termination, the amount set forth in Section 4(a); and

(b)               a severance payment in an amount equal to one half of the amount described in Section 4(b).  Of this severance payment, an amount equal to the applicable dollar amount under section 402(g)(1)(B) of the Code for the year of termination shall be paid in a lump sum in cash within 10 days after the date of termination, and the balance of the severance payment shall be paid in a lump sum in cash on the first day of the seventh month beginning after the month in which the date of termination occurs.

6.                  Nonexclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that the Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries.

7.                  Full Settlement; No Obligation to Seek Other Employment; Legal Expenses.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others.  The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  The Company agrees to pay, upon written demand by the Executive, all legal fees and expenses the Executive may reasonably incur as a result of any dispute or contest (regardless of outcome) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement.  The Company shall pay any such legal fees and expenses as soon as practicable after receipt of notice and evidence of the fee or expense, but in no event later than the last day of the calendar year following the year in which the Executive incurred the fee or expense.  In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations under this Agreement, in the Executive's sole discretion.

8.                  Cut Back in Benefits.  Notwithstanding any other provision of this Agreement, the cash lump sum payment and other benefits otherwise to be provided pursuant to Sections 0 and 5 of this Agreement (the "Severance Benefit") shall be reduced as described below if the Net After-Tax Benefit (as defined below) the Executive would realize would be greater with the reduction than without the reduction.  The Net After-Tax Benefit is the sum of the parachute payments (within the meaning of section 280G of the Code) payable to the Executive under this Agreement and all other plans, practices, policies, or programs of the Company, reduced by the federal, state, and local income taxes payable with respect to the parachute payments and any excise tax imposed on the Executive with respect to the parachute payments under section 4999 of the Code.  If the Net After-Tax Benefit would be greater with the reduction, then the Severance Benefit shall be reduced, but only to the extent required to avoid the imposition on the Executive of any excise tax under section 4999 of the Code.  Tax counsel designated in the manner described below shall make all determinations required for the purposes of this Section 0, including the determination of which payments or benefits are parachute payments, the value of the parachute payments, the amount of Net After-Tax Benefit realizable with and without a reduction, and the amount of the reduction required to avoid the excise tax.  All determinations shall be made in accordance with sections 280G and 4999 and other relevant provisions of the Code.  Tax counsel shall be designated as follows:  the Executive and the Company shall each designate a party to serve as co-tax counsel.  The co-tax counsel shall endeavor to agree upon the determinations required for the purposes of this Section 0, but if they have not done so by the end of the tenth business day following the change in control, the accounting firm that was the independent auditor of the Company immediately before the change in control shall designate a third party to serve as successor tax counsel, and all of its determinations shall prevail. The Company shall determine which elements of the Severance Benefit shall be reduced, if necessary to conform to the provisions of this Section.  The Company shall be responsible for payment of the fees charged by all parties serving as tax counsel (whether as co-tax counsel or otherwise) and by the accounting firm for services rendered in connection with this Section.

9.                  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by the Executive during the Executive's employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of the Executive or the Executive's representatives in violation of this Agreement).  After the date of termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10.              Successors.

(a)                This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives or successor(s) in interest.  The Executive may designate a successor (or successors) in interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment.  Such designation of successor(s) in interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 14(a).  This Section 10 shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b)               This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company and any Parent of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place.  As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

11.              Notice of Termination.  Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party given in accordance with Section 14(a) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).  The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights.

12.              Requirements and Benefits If Executive Is Employee of Subsidiary of Company.  If the Executive is an employee of any Subsidiary of the Company, the Executive shall be entitled to all of the rights and benefits of this Agreement as though the Executive were an employee of the Company and the term "Company" shall be deemed to include the Subsidiary by whom the Executive is employed.  The Company guarantees the performance of its Subsidiary under this Agreement.

13.              Arbitration.  The Company and the Executive shall attempt to resolve between them any dispute that arises under this Agreement.  If they cannot agree within ten days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one arbitrator and those two arbitrators mutually selecting a third arbitrator.  The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two of the three arbitrators shall be final.  The arbitrators must reach a decision within 60 days after the selection of the third arbitrator.  The arbitration shall take place in Jackson, Mississippi.  The arbitrators shall apply Mississippi law.

14.              Miscellaneous.

(a)                This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions of the Agreement and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)               All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance with this Section.  Notices and communications to the Company shall be addressed to the attention of the Company's Corporate Secretary.  Notice and communications shall be effective when actually received by the addressee.

(c)                Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that the Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and the Executive shall acquire no additional benefit as a result of such reference.

(d)               When this Agreement uses the term "termination of employment" or otherwise uses the term "terminate" with reference to employment, the terms termination or terminate shall be construed to mean a separation from service or separate from service, as those terms are defined in the regulations under section 409A of the Code.

(e)                If the Executive is, on the date of termination of employment, a specified employee, as that term is used in regulations under section 409A of the Code, no payment of an amount that is deferred compensation for purposes of section 409A of the Code may be made until the first day of the seventh month beginning after termination of the Executive's employment.  The Company and the Executive believe all amounts payable under the terms of this Agreement before such seventh month are not deferred compensation for purposes of section 409A of the Code, and this paragraph (e) shall be construed accordingly unless the Company's and the Executive's belief is demonstrated to be incorrect.

(f)                The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)               The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)               The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.

(i)                 Upon a termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company, in each case, prior to the Change in Control Date, there shall be no further rights under this Agreement.

(j)                 This Agreement shall supersede and replace any previous agreement between the Executive and the Company relating to a possible Change in Control of the Company.

IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.

                                                                                                                        PARKWAY PROPERTIES, INC.

                                                                                                                        By

                                                                                                                        EXECUTIVE

                                                                                                                        _________________________________________

                                                                                                                        Name, Title